Exhibit 99.1
For Release at 8:00 AM Eastern on Friday, October 26, 2007
DSW INC. REVISES 2007 OUTLOOK
COLUMBUS, Ohio, October 26, 2007/PRNewswire/ – DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, today announced that, based on net sales results for the 11 weeks ended October 20, 2007, the Company estimates a mid-single-digit decline in comparable store sales for the third quarter ending November 3, 2007. As a result, annual comparable store sales are now estimated to be in the range of flat to down 2% for fiscal 2007, below the Company’s previously announced estimate for comparable store sales of flat to up 3%.
DSW plans to report comparable store sales for the third quarter before the opening of trading on the New York Stock Exchange on Thursday, November 8, 2007.
Based on current business trends, estimated annual 2007 earnings are now expected to be at least 10% below last year’s reported diluted earnings per share of $1.48, below the Company’s previously announced estimate for diluted earnings per share of $1.63 to $1.68.
The Company is maintaining its plans to open at least 35 new DSW stores during the year and remains committed to making investments in future growth initiatives throughout the balance of fiscal 2007.

About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of October 20, 2007 DSW operated 248 stores in 36 states and supplied footwear to 370 leased locations (35 for related retailers and 335 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “2007 Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Contact:  DSW Investor Relations, 614-872-1474      Source:  DSW Inc.